Exhibit 10.7

Addendum No.2

to the LNGRV Vessel Time Charter Party dated 29th June 2004

in respect of LNGRV “EXCELERATE” (“the Vessel”)

This Addendum No.2 (the “Addendum”) is entered into on this 28/11 2007, by and between

EXCELERATE NV (the “Owner”), and

EXCELERATE ENERGY LIMITED PARTNERSHIP (the “Charterer”),

and is supplemental to the LNGRV TIME CHARTER PARTY referred to in Recital A below.

WHEREAS

A.                                    a LNGRV TIME CHARTER PARTY (“the Charter”) was entered into on 29th June 2004 by and between EXMAR MARINE NV (as owner) and the Charterer (as charterer);

B.                                    the rights and obligations of Exmar Marine NV under the Charter were assigned and novated to the Owner with effect from 30th December 2004;

C.                                    The Charterer wishes to use the Vessel for commercial ship-to-ship transfers and the Owner is willing to accommodate Charterer’s request upon and subject to the terms of this Addendum.

NOW THEREFORE THE FOLLOWING HAS BEEN AGREED

1.                                      Ship to Ship Transfer: inclusion of additional clause

The Owner and the Charterer hereby agree to the inclusion of the following additional clause in the Charter:

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7.3                                   Ship to Ship Transfer

The Charterer has the option, at their risk and expense, to perform lighterage/ transhipment operations to or from any other vessel including but not limited to, an ocean-going vessel, barge and/or lighter (the “Transfer Vessel”).

As far as possible, such operations shall be in accordance with the provisions of the latest edition of the “ICS/OCIMF Ship-to-Ship Transfer Guide (Liquefied Gases)”, but in any case, lighterage/ transhipment operations shall always be at the discretion of the Master.  Charterer undertakes that the Transfer Vessel and its crew shall equally comply with the “ICS/OCIMF Ship-to-Ship Transfer Guide (Liquefied Gases)” and Charterer shall ensure that adequate fendering and hoses are provided, to the satisfaction of the Master.  Owner shall not be liable for damage sustained to the Transfer Vessel unless such damage was caused by negligence of the Vessel.

Excelerate	Addendum N°2 to TIME CHARTER

If the Master at any time considers that the lighterage/ transhipment operations are or have become unsafe, the operations may be delayed, aborted or discontinued until such time as conditions become safe and during this unsafe period the Vessel shall remain on hire, unless such operations become unsafe solely due to the Vessel’s own breakdown.

If Owner is obliged to extend the existing insurance policies to cover lighterage/ transhipment operations, such additional expenses are to be for the Charterer’s account. Charterer shall obtain permission from the proper authorities to perform the lighterage/ transhipment operation and all expenses in this connection shall be for the Charterer’s account.

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2.                                      Miscellaneous

All other terms and conditions of the Charter remain in full force and effect.

All words used in capitals in this Addendum shall have the same meaning as conferred to them in the Charter.

3.                                      Ratification.

Owner and Charterer hereby ratify all the terms and conditions of the Charter, as supplemented by this Addendum.

4.                                      Governing Law and Arbitration.

The provisions of Section 49 of the Charter shall apply with equal force to this Addendum.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives as of 28th November, 2007.

EXCELERATE NV			EXCELERATE ENERGY LIMITED
PARTNERSHIP

By:	/s/ Patrick De Brabandere	/s/ Peter Venstruyfs	By:	/s/ Jonathan Cook
	Patrick De Brabandere	Peter Venstruyfs		Jonathan Cook
	Director	Director		COO